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                                **PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

October 19, 2007

             HOMETOWN BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS


         Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced earnings of $248,000 for the three months ended September 30, 2007 as compared to $209,000 for the same period in 2006. For the nine months ended September 30, 2007, the Company reported net income of $633,000 compared to $418,000 for the same period in 2006.

         For the three and nine months ended September 30, 2007, net interest income increased 11.1% to $1.5 million from $1.4 million, and increased 10.7% to $4.3 million compared to $3.8 million, respectively, compared to the same periods in 2006. The increase in net interest income resulted primarily from an $11.9 million increase in the average balance of net interest-earning assets, partially offset by a 55 basis point decrease in our net interest rate spread in the comparable three months periods ended September 30, 2007 and 2006. The increase in net interest income for the nine months ended September 30, 2007, resulted primarily from a $5.8 million increase in the average balance of net interest-earning assets, partially offset by a 50 basis point decrease in our net interest rate spread in the comparable nine months periods. The net interest margin decreased 32 and 30 basis points for the comparable three and nine month periods of September 30, 2007.

         The provision for loan losses increased $47,000 and $97,000 for the three and nine months ended September 30, 2007, respectively. The increase in the three and nine month provision is related to the increase in the loan portfolio, mostly in the commercial business and mortgage loan portfolios. Nonperforming loans as percentage of total loans decreased from 0.45% at December 31, 2006, to 0.09% as of September 30, 2007, primarily because of a decrease in nonperforming loans of $338,000 to $101,000 as of September 30, 2007.

         Non-interest income was $418,000 for the quarter ended September 30, 2007 compared to $321,000 for the quarter ended September 30, 2006. Non-interest income was $1.3 million for the nine months ended for 2007 compared to $862,000 for the same period in 2006. Contributing to the increase in non-interest income for the three and nine months ended September 30, 2007, were increases in banking fees and service charges of $73,000 and $272,000, respectively, as a result of the branch expansion in late 2005 and 2006, and new deposit services offered. Mortgage banking income, net, increased $11,000 and $83,000 for the three and nine month periods, respectively, as a result of the increase in the volume of mortgages sold during the periods and the gains derived from the sales.

         Non-interest expense was $1.5 million for the quarter ended September 30, 2007 compared to $1.4 million for the quarter ended September 30, 2006. Non-interest expense was $4.4 million for the nine months ended September 30, 2007 compared to $4.0 million for the same period in 2006. The primary reasons for the increases in operating costs during the respective periods were the expenses associated with the expansion of the branch offices and the related compensation expenses for increased staffing. This includes expenses of $33,000 for the Bank's newest branch opened in September 2007, in the Town of Newburgh. In the nine months ended September 30, 2007, the Bank incurred compensation expenses for the newly started Employee Stock Ownership Plan ("ESOP") of $33,000 related to the shares committed for release under the plan. For the nine months ended September 30, 2007 the Bank recorded an expense of $33,000 for its Director Retirement Plan, which was adopted in March 2007, for the estimated net periodic pension expense.
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         Total assets grew $12.5 million, or 10.6%, to $129.9 million at
September 30, 2007 from $117.4 million at December 31, 2006. Loans net, increased $18.9 million, or 19.3%, from December 31, 2006 to $116.7 million at September 30, 2007. The primary loan growth during 2007 was increased volume of $7.7 million in residential mortgages, $5.0 million in commercial business loans and $3.2 million in non-residential mortgage loans. Cash and cash equivalents increased by $2.6 million, while securities decreased by $9.2 million. A $9.0 million security was called on the last day of the quarter and $7.0 million of these funds were used to pay off borrowings and the balance went to interest-earning deposits.

         Total deposits were $109.7 million at September 30, 2007 compared to $104.5 million at December 31, 2006, an increase of $5.2 million or 4.9%. The increase was predominately in certificates of deposit of $11.1 million, offset by decreases in money market accounts of $5.1 million, mostly due to certificates of deposit promotions to fund loan growth and customer's preference for higher deposit rates.

         Total stockholders' equity increased $9.7 million from $8.5 million at December 31, 2006 to $18.3 million at September 30, 2007. The increase in equity is related to the Company completing its stock offering on June 28, 2007, during which the Company sold 1,071,225 shares of common stock to subscribers at a price of $10.00 per share. The Company also issued 1,309,275 shares of its common stock to Hometown Bancorp MHC. The net offering proceeds after offering and ESOP expenses were $9.1 million, of which $6.0 million was provided to the Bank. Equity also increased by earnings of $633,000 for the nine months ended September 30, 2007.

         Hometown Bancorp, Inc. is the holding company for Walden Federal Savings & Loan Association. Established in 1919, Walden Federal is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, Walden Federal offers a full-range of financial services to individuals and businesses within its market area.

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

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
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                                                    SEPTEMBER 30,             DECEMBER 31,
(Dollars in thousands)                                   2007                     2006
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
FINANCIAL CONDITION DATA:
Total assets                                          $129,869                  $117,413
Investment securities                                    2,837                    12,041
Loans receivable, net                                  116,721                    97,833
Deposits                                               109,674                   104,518
Borrowings                                                   -                     2,525
Total stockholders' equity                              18,250                     8,520

CAPITAL RATIOS:
Average equity to average assets                          9.46%                     7.24%
Equity to total assets at the end of the period          14.05                      7.26

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of total loans     0.65%                     0.64%
Allowance for loan losses as a percent of
 nonperforming loans                                    760.53                    141.91
Net charge-offs to average outstanding loans
 during the period (annualized)                           0.02                      0.01
Nonperforming loans as a percent of total loans           0.09                      0.45

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                                                           THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                              SEPTEMBER 30,                           SEPTEMBER 30,
(Dollars in thousands)                                 2007                 2006                2007                2006
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OPERATING DATA:

Interest income                                        $ 2,317              $ 2,007             $ 6,599             $ 5,446
Interest expense                                           772                  616               2,341               1,598
                                                    ------------------------------------------------------------------------
Net interest income                                      1,545                1,391               4,258               3,848
Provision for loan losses                                   66                   19                 160                  63
                                                    ------------------------------------------------------------------------
Net interest income after provision for loan losses      1,479                1,372               4,098               3,785
Non-interest income                                        418                  321               1,286                 862
Non-interest expenses                                    1,498                1,362               4,360               3,985
                                                    ------------------------------------------------------------------------
Income before taxes                                        399                  331               1,024                 662
Income tax expense                                         151                  122                 391                 244
                                                    ------------------------------------------------------------------------
Net income                                             $   248              $   209             $   633             $   418
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EARNINGS PER COMMON SHARE:

Basic and diluted                                      $  0.11              $  0.16             $  0.38             $  0.32
Weighted average shares outstanding                      2,290                1,309               1,650               1,309

PERFORMANCE RATIOS (1):

Return on average assets                                  0.75  %              0.73  %             0.67  %             0.52   %
Return on average equity                                  5.46                10.45                7.04                7.02
Interest rate spread (2)                                  4.05                 4.60                3.98                4.48
Net interest margin (3)                                   4.89                 5.14                4.68                4.98
Non-interest income to average assets                     1.27                 1.13                1.35                1.06
Non-interest expense to average assets                    4.54                 4.79                4.58                4.91
Efficiency ratio (4)                                     76.31                79.56               78.64               84.61
Average interest-earning assets to average
   interest-bearing liabilities                         134.59               123.47              127.28              124.38

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
(1)  Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income.